Hamilton Bancorp, Inc. Reports Results for the Second Fiscal Quarter Ended September 30, 2013;
Announces Adoption of Stock Repurchase Program

TOWSON, MD, November 1, 2013 – Hamilton Bancorp, Inc. (the “Company”) (Nasdaq: HBK), today reported a net loss of $500,000, or $(0.15) per share (basic and diluted), for the quarter ended September 30, 2013, compared to net income of $141,000 for the quarter ended September 30, 2012. Net loss for the six months ended September 30, 2013 was $483,000, or $(0.14) per share (basic and diluted), compared to net income of $364,000 for the six months ended September 30, 2012. Per share amounts for the prior year periods are not applicable as the net income reported is for Hamilton Bank prior to the completion of its mutual-to-stock conversion on October 10, 2012.

The Company also announced today the adoption of a stock repurchase program under which the Company may repurchase up to 185,150 shares of its common stock, or approximately 5% of the current outstanding shares.  See “Adoption of Stock Repurchase Program” below.

Balance Sheet Review

Total assets at September 30, 2013 decreased 5.5% to $313.7 million from $332.0 million at March 31, 2013.  The decrease in assets is attributable to a $6.4 million decrease in cash and cash equivalents, a $5.4 million decrease in investment securities, and a $7.7 million decrease in loans during the six months ended September 30, 2013.

Net loans decreased $7.7 million to $151.6 million at September 30, 2013 from $159.3 million at March 31, 2013, after an increase in net loans of $2.1 million in the first quarter of the fiscal year. The largest decline in loans occurred in residential one- to four family loans with a decrease of $5.2 million as such loans were either paid down, repaid or refinanced and newly originated residential loans were sold in the secondary market at a premium. The Bank continues to transform the composition of its loan portfolio by emphasizing commercial and commercial real estate lending which has resulted in residential loan balances declining. At September 30, 2013, commercial real estate loans accounted for 25.6% of gross loans compared to 22.5% at March 31, 2013, or a net increase of $3.3 million.  Commercial business loans, however, have declined in the last six months, representing 14.2% of gross loans at September 30, 2013, compared to 16.7% at March 31, 2013 or a net decrease of $5.1 million. The recent decline in commercial business loans is attributable to several large commercial business loans paying off.

Total deposits were $246.8 million at September 30, 2013, compared to $260.1 million at March 31, 2013, a decline of $13.3 million or 5.1%. The decline in deposits was due to the continued decrease in time deposits. Time deposits decreased $19.6 million to $176.4 million at September 30, 2013 compared to $196.0 million at March 31, 2013. The Company remains focused on changing its deposit mix to rely less on certificates of deposit as a primary funding source and attract lower costing core deposits. Checking accounts increased $5.6 million to $26.0 million at September 30, 2013 compared to $20.4 million at March 31, 2013, an increase of 27.2%.

Total shareholders’ equity at September 30, 2013 was $65.1 million, compared to total equity of $67.4 million at March 31, 2013.  The decrease in shareholders’ equity was primarily attributable to a $1.9 million decrease in accumulated other comprehensive income and the $483,000 net loss for the six months ended September 30, 2013.  The decrease in accumulated other comprehensive income  was due to the negative impact of  rising interest rates on the market value of the investment portfolio during the past six months. The Company’s book value per common share at September 30, 2013 was $17.57 compared to $18.21 at March 31, 2013.  At that same date, tangible book value per share, which includes the $(0.77) per share effect of the Company’s $2.9 million of goodwill and other intangibles, equaled $16.80 per share.

Asset Quality Review

Nonperforming assets increased 12.4% or $728,000 to $6.1 million at September 30, 2013, from $5.9 million at March 31, 2013.  Total nonperforming assets were 2.1% of total assets at the end of the quarter, compared to 1.77% at March 31, 2013.  The increase in nonperforming assets is attributable to one loan totaling $675,000. While this loan is on accrual and paying on the same terms as contractually agreed, it is 90 days past its contractual maturity date and is therefore reported as nonperforming.

Non-accrual loans totaled $4.2 million at September 30, 2013 compared to $5.1 million at March 31, 2013. The $900,000 decrease in non-accrual loans is primarily due to one non-accrual participation loan that was transferred to foreclosed real estate upon foreclosure by the lead bank. In addition, two commercial business loans totaling $1.3 million, one of which is a troubled debt restructure, are paying as agreed but have been placed on non-accrual by management until the borrower can show improved cash flow.

The provision for loan losses totaled $1.0 million for the quarter ended September 30, 2013 compared to no provision for the same quarter ended 2012. The provision for loan losses totaled $1.3 million for the six months ended September 30, 2013 compared to $58,000 for the same 2012 period. The increased provision in the second quarter of 2013 was related to net charge offs totaling $586,000, largely related to three different commercial business borrowers, as well as an increase of $429,000 resulting from a reduction in the historical loss period we use in calculating average loan loss percentages for various classes of loans.  These average loss percentages are applied to the various classes of loans as one factor in the determination of our allowance for loan losses. This reduction in the historical loss period increased the average loss percentages for certain classes of loans, while reducing others, with the effect of increasing the overall required allowance for loan losses balance calculated in accordance with ASC 450.

The allowance for loan losses at September 30, 2013 totaled $2.7 million, or 1.72% of total loans, compared to $2.1 million at March 31, 2013, or 1.28% of total loans. The $588,000 increase in the allowance for loan losses is the result of $1.3 million in provision for loan losses, offset by $731,000 in net charge-offs for the six months ending September 30, 2013.

Income Statement Review

Net interest income increased $135,000 to $2.1 million for the quarter ended September 30, 2013 from $2.0 million for the quarter ended September 30, 2012. Net interest income increased $161,000 to $4.3 million for the six months ended September 30, 2013, compared to $4.1 million for the same 2012 period. The increases for the three and six month periods in 2013 were primarily attributable to declines in both the cost and average balance on interest-bearing deposits. The declines in the cost of interest-bearing deposits were partially offset by declines in the yield on interest-earning assets as the average balance of interest-earning assets remained relatively constant.  For the three and six months ended September 30, 2013, the net interest rate spread increased 22 and 6 basis points to 2.71% and 2.65%, respectively, from the prior year periods. The net interest margin also increased from 2.73% for the six month period ended September 30, 2012 to 2.82% for the six month period ended September 30, 2013.

Noninterest income for the second quarter of 2013 totaled $191,000, a decrease of $40,000, or 17.3%, compared to the second quarter of 2012.  The decrease between the two quarters was primarily due to the sale of SBA loans in the prior year quarter, partially offset by increases in gain on sale of loans held for sale, service charges, and income from bank owned life insurance. For the six months ended September 30, 2013, noninterest income totaled $456,000, an increase of $36,000 compared to the six months ended September 30, 2012. The increase between the six month periods was primarily due to increases in service charges, income from bank owned life insurance and gain on sale of investment securities, partially offset by a decrease in gain on sale of SBA loans. Income from service charges increased due to an increase in the number of core deposits (checking and savings) which offer more fee based services and products than conventional time deposits.

Noninterest expenses increased $152,000 to $2.2 million for the three months ended September 30, 2013, compared to $2.0 million for the three months ended September 30, 2012.  The higher expense in the 2013 quarter is due in part to the added costs associated with operating as a public company, including legal expenses and professional services. The increase in operating expenses has been partially offset by decreases in advertising and foreclosed real estate expense. Noninterest expense increased $377,000 to $4.3 million for the six months ended September 30, 2013, compared to $3.9 million for the six months ended September 30, 2012. The largest contributors to the increase between the six month periods were increases in salaries and employee benefits, legal and professional services, and occupancy expense, offset by decreases in advertising and foreclosed real estate expense.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

Adoption of Stock Repurchase Program

The Company’s Board of Directors has adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 185,150 shares of its common stock, or approximately 5.0% of the current outstanding shares. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
(dollars in thousands)

	September 30,	March 31,
	2013	2013
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$ 27,557	$ 33,969
Investment securities available for sale	110,855	116,234
Loans receivable, net	151,593	159,317
Foreclosed real estate	1,759	756
Premises and equipment, net	2,321	2,461
Bank-owned life insurance	11,817	11,623
Goodwill and other intangible assets	2,855	2,877
Other assets	4,982	4,725
Total Assets	$ 313,739	$ 331,962

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 246,759	$ 260,117
Other liabilities	1,922	4,409
Total Liabilities	248,681	264,526
Total Shareholders' Equity	65,058	67,436
Total Liabilities and Shareholders' Equity	$ 313,739	$ 331,962

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands except per share data)
Interest Income	$ 2,609	$ 2,719	$ 5,284	$ 5,606
Interest Expense	485	730	1,033	1,516
Net Interest Income	2,124	1,989	4,251	4,090
Provision for Loan Losses	1,015	-	1,319	58
Net Interest Income After
Provision for Loan Losses	1,109	1,989	2,932	4,032
Total Noninterest Income	191	231	456	420
Total Noninterest Expenses	2,189	2,037	4,326	3,949
Income Before Income Taxes	(889)	183	(938)	503
Income Tax Expense (Benefit)	(389)	42	(455)	139
Net Income Available to
Common Shareholders	$ (500)	$ 141	$ (483)	$ 364

Basic Earnings Per Common Share	$ (0.15)	N/A	$ (0.14)	N/A
Diluted Earnings Per Common Share	$ (0.15)	N/A	$ (0.14)	N/A

Hamilton Bancorp, Inc. and Subsidiary
Tangible Book Value
(Unaudited)

	September 30, 2013	March 31, 2013

	(dollars in thousands except per share data)

Tangible book value per common share:
Total shareholders' equity	$ 65,058	$ 67,436
Less: Goodwill and other intangible assets	(2,855)	(2,877)
Tangible common equity	$ 62,203	$ 64,559

Outstanding common shares	3,703,000	3,703,000

Book value per common share	$ 17.57	$ 18.21

Tangible book value per common share	$ 16.80	$ 17.43
Tangible common equity to tangible assets	20.01%	19.62%

Hamilton Bancorp, Inc. and Subsidiary
Allowance for Loan Losses
(Unaudited)

		For the			For the
	Three Months Ended September 30,			Six Months Ended September 30,
	2013		2012	2013		2012
	(Dollars in thousands)

Balance, beginning	$ 2,230		$ 2,107	$ 2,071		$ 3,552
Provision charged to income	1,015		-	1,319		58
Charge-offs	(603)		(285)	(772)		(1,788)
Recoveries	17		-	41		-
Balance, ending	$ 2,659		$ 1,822	$ 2,659		$ 1,822

Allowance for Loan Losses as a
percentage of gross loans	1.72%		1.13%	1.72%		1.13%

Hamilton Bancorp, Inc. and Subsidiary
Non-Performing Assets
(Unaudited)

	For the	For the	For the Fiscal
	Six Months Ended	Three Months Ended	Year Ended
	September 30, 2013	June 30, 2013	March 31, 2013
	(dollars in thousands)

Nonaccruing loans	$ 4,182	$ 4,165	$ 5,132
Accruing loans delinquent more than 90 days	675	-	-
Foreclosed assets	1,759	756	756
Total nonperforming assets	$ 6,616	$ 4,921	$ 5,888

ASC 450 - Allowance for loan losses	$ 2,346	$ 1,639	$ 1,562
ASC 310 - Impaired loan valuation allowance	313	591	509
Total allowance for loan losses	$ 2,659	$ 2,230	$ 2,071

Ratio of nonperforming assets to total assets at end of period (1)	2.11%	1.51%	1.77%
Ratio of nonperforming loans to total loans at end of period (2)	3.15%	2.55%	3.18%
Ratio of net charge offs to average loans for the period ended (3)	0.91%	0.36%	1.96%
Ratio of allowance for loan losses to total loans at end of period	1.72%	1.37%	1.28%
Ratio of allowance for loan losses to nonperforming
loans at end of period (2)	54.75%	53.54%	40.35%

(1) Nonperforming assets include nonaccruing loans, accruing loans delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans include both nonaccruing loans and accruing loans delinquent more than 90 days.
(3) Percentages for the three and six months ended June 30, 2013 and September 30, 2013 have been annualized.